ESTATE OF JUAN MANUEL MEDINA

Summary of the offering

$20,000,000.00

JUAN MANUEL MEDINA (BC-109-1982-083699)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For more information, contact the Foreign Private Issuer:

ESTATE OF JUAN MANUEL MEDINA

ZIN TRUST

C/O **PRIVATE TREASURY**

19444 NW 51ST PLACE

MIAMI GARDENS, FL 33055

- The date of this prospectus is October 04, 2024